Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
	Investors:	Larry Waisanen (703) 480-3670
	Media:	Sherry Peske (703) 480-3632

Lafarge North America Reports Fourth-Quarter and Year-End
Results, and Declares Quarterly Cash Dividend

• Fourth-quarter operating results up on strong volumes
• Full-year sales at $3.3 billion

HERNDON, VA, February 5, 2004—Lafarge North America (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported fourth quarter 2003 net income from continuing operations of $68.2 million, or $0.91 per share diluted, compared with $68.9 million, or $0.94 per share diluted, in the same period last year. A sharp increase in Canadian provincial tax rates this quarter reduced net income by $7.6 million, or $0.10 per share diluted, while the fourth quarter 2002 results benefited from positive one-time net adjustments of $11.1 million, or $0.15 per share diluted. The adjustments in 2002 resulted from recognition of certain one-time tax gains and a provision related to the idling of the company’s gypsum plant in Wilmington, Delaware. Excluding the effects of these items, earnings per share from continuing operations during the fourth quarter 2003 were $1.01, an increase of 28 percent compared with the same period in 2002.

The strengthening of the Canadian dollar contributed approximately $11 million, or 9 percent, to operating income during the quarter, but this favorable effect was offset by increased pension costs.

“After experiencing poor weather and difficult market conditions during the first half of the year, we benefited from strong volumes and good operating performance in all of our major product lines during the last six months,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “We are particularly pleased with the improvement in the performance of our gypsum division, which returned to profitability during the second half of the year. Our financial position is strong, we have the ability to realize further operating improvements through our performance improvement programs, and we are well positioned to benefit from a rebound in the construction industry when it materializes,” he said.

Net sales for the quarter were up 12 percent to $882.9 million. Excluding the strengthening of the Canadian dollar, net sales were 4 percent higher than last year.

Net interest expenses during the quarter increased $2.3 million compared with the fourth quarter of last year, reflecting the impact of the devaluation of the U.S. dollar on cash accounts in Canada.

The company divested its cement import and grinding operations in Florida earlier in the year. Net income from these discontinued operations was $0.2 million during the fourth quarter 2003 compared with $2.9 million, or $0.04 per share diluted, in the fourth quarter 2002.

Results by Operating Segment

Construction Materials

The construction materials segment reported operating income of $72.9 million during the quarter, an increase of 22 percent compared with $60 million during the fourth quarter 2002. Higher energy and pension expenses offset the favorable effect of the stronger Canadian dollar on operating results during the quarter. Aggregate prices remained favorable, and pent up demand continued to be strong, leading the increase in segment earnings compared with the fourth quarter 2002. Net sales for the period were $545.2 million, 8 percent above last year. Excluding the effect of the change in Canadian currency, net sales were 3 percent lower than the same period in 2002.

Aggregate (crushed stone, sand and gravel) shipments totaled 33.8 million tons during the quarter, 8 percent above 2002 levels, primarily as a result of strong demand in Maryland and eastern Canada. Excluding currency effects, aggregate prices improved during the quarter in the U.S. and Canada due in part to a better product mix, as well as successful implementation earlier in the year of general price increases in most markets.

Fourth-quarter ready-mixed concrete volumes were essentially unchanged compared with the fourth quarter 2002 at 2.7 million cubic yards. Increased volumes, in part due to large projects in the Eastern regions of Canada and the U.S.—particularly Montreal, Maryland and Louisiana—were offset by declines in Western markets. Overall, ready-mixed concrete prices remained at last year’s levels. Price declines in the western U.S., where the economy remains very weak, were offset by higher prices in the eastern U.S. and Canada.

Asphalt and paving sales volumes were down 7 percent and 21 percent respectively compared with the fourth quarter 2002. U.S. sales declined due to continued soft demand in the western U.S.

and the company’s decision to reduce its portable highway paving activities in certain Western states. Higher asphalt margins, aided by increased usage of recycled materials, offset the overall effects of reduced volumes in Canadian markets.

For the full year 2003, operating income from construction materials was down 7 percent from 2002 primarily because of increased pension and energy costs, as well as negative performance from portable highway paving activities in some Western states. Higher operating costs in aggregates and ready-mixed concrete, resulting in part from weather-related inefficiencies during the first half of the year, also contributed to the reduction in profits. The strengthening of the Canadian dollar partially offset these negative effects. Total 2003 aggregates volumes were up slightly from last year to 119 million tons. Ready-mixed concrete volumes were flat compared to 2002 at 11 million cubic yards, with stronger demand in Canada offsetting declines in western U.S. markets. Asphalt and paving volumes were down 6 percent and 14 percent respectively due to poor weather, fewer asphalt paving project opportunities, and the company’s decision to reduce the scope of its western U.S. portable highway paving activities.

Cement and Cement-Related Products

Operating income during the fourth quarter from cement and cement-related product continuing operations was $78.6 million, up 15 percent from $68.4 million in the fourth quarter 2002. The results reflect significantly increased sales volumes compared with the same period last year, as well as a stronger Canadian dollar, partially offset by lower prices and increased pension and energy costs.

Net sales were $309.6 million, an increase of 17 percent compared with the fourth quarter 2002. Excluding the favorable impact of the exchange rate, revenues were up 11 percent from the same period last year.

Total cement sales volumes during the quarter were 14 percent higher compared with last year, primarily due to favorable weather conditions and pent-up demand in several key U.S. regions and increased paving activity in the Mississippi River markets. U.S. volumes were up 18 percent to 2.5 million tons, and Canadian volumes were up 3 percent to 873,000 tons. Average prices in Canada were up compared with the same period last year, while average U.S. price levels declined modestly due to competitive market conditions.

For the full 12 months, operating income in the company’s cement division was $290.5 million, in line with last year. Higher volumes, the favorable exchange rate, and higher prices in Canada were offset by increased pension costs and weaker U.S. prices. For the year, excluding Lafarge Florida Inc., cement shipments increased 3 percent above last year to 13.2 million tons. Canadian demand was up sharply in the Western provinces and Ontario, while volumes in the company’s U.S. markets increased a modest 1 percent compared with 2002. Average cement selling prices in Canada rose about 3 percent over last year, in local currency, while average prices in the U.S. declined slightly. Fixed manufacturing costs improved year-over-year due to reduced maintenance costs, as well as the absence of 2002 costs associated with startup of the Sugar Creek, Missouri, plant and a strike at the Bath, Ontario, plant.

Gypsum

The company’s gypsum operations were profitable for the second consecutive quarter, reporting operating income of $3 million compared with income of $0.6 million in the third-quarter 2003 and a loss of $5.7 million during the fourth quarter 2002. Continued strong residential demand, higher prices and lower manufacturing costs contributed to the gain in the quarter.

Sales volumes were 537 million square feet, 22 percent higher compared with the same period in 2002, a fourth-quarter record. The average mill net price of $105 per msf during the quarter was 6 percent above last year’s level, and 8 percent higher than the third quarter 2003.

Continued efficiency gains and lower raw material costs reduced manufacturing costs compared with the fourth quarter 2002. However, these savings were partially offset by higher natural gas prices. Targeted savings from the idling of the Wilmington, Delaware, plant were realized during the quarter.

For the year 2003, a combination of manufacturing performance improvements and price increases reduced the loss in the gypsum division to $5.1 million compared with a loss of $16.3 million in 2002. Revenues for the year were $254.3 million, up 9 percent over 2002. Sales volumes increased 5 percent, to 2.1 billion square feet. The average mill net price for the year was $98 compared with $96 in 2002; however, prices increased significantly during the fourth quarter 2003, and a further price increase was implemented on January 4, 2004.

Consolidated Year-End Results

Net income for the full year was $280.6 million, or $3.79 per share diluted, compared with net income in 2002 of $268.4 million, or $3.64 per share diluted. Consolidated net sales for the year were $3.32 billion, up 5 percent over 2002. Excluding the change in the Canadian currency, net sales for the year were essentially flat with 2002.

Net income in 2003 from continuing operations, which excludes the results of the divested Florida operations, was $217.4 million, or $2.93 per share diluted, compared with $256.7 million, or $3.48 per share diluted, in 2002. These 2003 results include a net gain of $11.3 million, or $0.15 per share diluted, made up of the divestment gain from the relocation of the company’s Detroit, Michigan, cement terminal, partially offset by the increase in the Canadian deferred tax provision. The 2002 results contain a net gain of $28.7 million, or $0.39 per share diluted, from one-time tax adjustments and a gain on the sale of the company’s Canadian paving stone business, offset by a charge for the idling of gypsum plant in Wilmington, Delaware. Including the effects of all of these items in 2003 and 2002, earnings per share from continuing operations were down 10 percent in 2003 compared with 2002.

Additional company-wide pension expenses in 2003 of $31.3 million were partially offset by the strengthening of the Canadian dollar, which contributed $22.7 million to operating income for the full year. In addition, net interest expenses increased $11 million over 2002, reflecting the impact of the devaluation of the U.S. dollar on cash accounts in Canada.

Net income from discontinued operations for the full year 2003 was $66.3 million, or $0.90 per share diluted, compared with $11.7 million, or $0.16 per share diluted, in 2002.

Lafarge North America closed the year in significantly stronger financial condition, reflecting its focus on value creation and financial discipline. At the end of the year, the company’s total debt was $717.2 million compared with $807.2 million at the end of 2002. Including cash and short-term investments of $699.2 million in 2003 and $373.4 million in 2002, total debt net of cash, cash equivalents and short-term investments was $17.9 million as of December 31, 2003 compared with $433.8 million as of December 31, 2002.

Quarterly Dividend Declared

At its meeting today, the Board of Directors declared a regular cash dividend of twenty cents ($0.20) per share of Lafarge North America common stock, payable on March 1, 2004 to shareholders of record on February 16, 2004.

Conference Call

Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m., Eastern Standard Time on Friday, February 6, 2004. Interested investors may listen live on the company’s Web site at www.lafargenorthamerica.com. The conference call will also be archived on the site for 90 days after the event.

Profile

Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2003, net sales exceeded $3.3 billion.

Lafarge North America’s majority shareholder is Lafarge (Paris Stock Exchange: LG; NYSE: LR). The Lafarge Group is the world leader in building materials, with 77,000 employees in 75 countries. It holds top-ranking positions in all four of its divisions: Cement, Aggregates and Concrete, Roofing and Gypsum. In 2003, the Lafarge Group recorded sales of more than 13.6 billion euros.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.

Consolidated Income Statement Information(1)
(unaudited and in thousands, except per share amounts)

	Quarter Ended December 31		Year Ended December 31

	2003	2002	2003	2002

Net Sales from Continuing Operations
Construction materials	$545,231	$506,349	$2,032,535	$1,942,883
Cement and cement-related products	309,577	265,116	1,198,369	1,127,254
Gypsum	69,207	53,864	254,261	232,741
Eliminations	(41,102)	(36,786)	(166,228)	(142,784)

Total Net Sales from Continuing Operations	$882,913	$788,543	$3,318,937	$3,160,094

Income (Loss) from Continuing Operations
Construction materials	$72,894	$59,973	$183,742	$196,766
Cement and cement-related products	78,554	68,390	290,503	291,078
Gypsum	3,026	(5,701)	(5,050)	(16,289)

	154,474	122,662	469,195	471,555
Corporate and unallocated expenses(2)(5)	(25,031)	(48,432)	(57,476)	(70,686)

Total Income from Continuing Operations Before Interest and Taxes	129,443	74,230	411,719	400,869
Minority interest	(2,127)	(2,051)	(7,371)	(8,368)
Interest expense, net	(13,484)	(11,158)	(53,702)	(42,671)

Earnings from Continuing Operations Before Income Taxes	113,832	61,021	350,646	349,830
Income taxes(4)	(45,672)	7,926	(133,199)	(93,148)

Net Income from Continuing Operations	68,160	68,947	217,447	256,682
Income from discontinued operations, net of tax(3)	232	2,883	66,324	11,693
Change in accounting principle, net of tax	—	—	(3,214)	—

Net Income	$68,392	$71,830	$280,557	$268,375

Net Income per Common Equity Share
From continuing operations — basic	$0.93	$0.94	$2.97	$3.53
From discontinued operations — basic	—	0.04	0.90	0.16
Cumulative effect of change in accounting principle — basic	—	—	(0.04)	—

Net income per share — basic	$0.93	$0.98	$3.83	$3.69

From continuing operations — diluted	$0.91	$0.94	$2.93	$3.48
From discontinued operations — diluted	—	0.04	0.90	0.16
Cumulative effect of change in accounting principle — diluted	—	—	(0.04)	—

Net income per share — diluted	$0.91	$0.98	$3.79	$3.64

Average Number of Common Equity Shares Outstanding
Basic	73,505	73,086	73,304	72,824
Diluted	74,837	73,414	74,014	73,814

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s marketing areas, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Corporate and unallocated expenses for the quarter and 12 months ended December 31, 2003 include a loss of $0.5 million and a gain of $28.8 million on divestitures of non-strategic businesses and other assets, compared to a loss of $1.7 million and a gain of $30.8 million reflected in the quarter and 12 months ended December 31, 2002.

(3)	Income from discontinued operations relates to Lafarge Florida Inc. and includes an after tax gain on sale of $58.0 million. The sale was completed in August 2003.

(4)	Income tax expense for the quarter and year ended December 31, 2003 was unfavorably affected by $7.6 million (approximately Canadian $11 million) due to higher provincial tax rates in Canada. Income tax expense for the quarter and year ended December 31, 2002 includes a $28.3 million one time tax benefit resulting from the reversal of a valuation allowance and other nonrecurring tax benefits.

(5)	Corporate and unallocated expenses for the quarter and year ended December 31, 2002 include a $26 million loss for the idling of a gypsum plant in Wilmington, Delaware.

Consolidated Balance Sheet Information
(unaudited and in thousands)

	December 31

	2003	2002

Assets from Continuing Operations:
Cash, cash equivalents and short-term investments	$699,217	$373,370
Other current assets	966,997	867,458
Property, plant and equipment, net	2,345,994	2,203,320
Other long-term assets	754,456	696,217

Total Assets from Continuing Operations	4,766,664	4,140,365
Assets from Discontinued Operations:(1)
Net current assets	—	6,732
Net noncurrent assets	—	14,719

Total Assets from Discontinued Operations	—	21,451

Total Assets	$4,766,664	$4,161,816

Liabilities and Shareholders’ Equity from Continuing Operations:
Short-term debt	$1,775	$136,120
Other current liabilities	581,470	509,203
Long-term debt	715,391	671,048
Other long-term liabilities	808,386	681,456
Shareholders’ equity	2,659,642	2,159,651

Total Liabilities and Shareholders’ Equity from Continuing Operations	4,766,664	4,157,478

Current Liabilities from Discontinued Operations(1)	—	4,338

Total Liabilities and Shareholders’ Equity	$4,766,664	$4,161,816

Indebtedness
Long-term debt, including current portion	$717,166	$807,168
Cash, cash equivalents and short-term investments	(699,217)	(373,370)

Total debt, net of cash, cash equivalents and short-term investments	$17,949	$433,798

Consolidated Cash Flow Information
(unaudited and in thousands)

	Year Ended December 31

	2003	2002

Net cash provided by operating activities	$406,403	$423,852
Capital expenditures and acquisitions	(190,619)	(279,439)
Proceeds from property, plant and equipment dispositions	71,210	76,993
Proceeds from sale of discontinued operations, net of tax (1)	85,992	—
Cash consumed by financing activities	(126,194)	(85,797)
(Purchases) Redemptions of short term investments	(46,313)	1,004
Effect of exchange rate changes	82,847	1,830
Other	(3,792)	10,221

Net increase in cash and cash equivalents	279,534	148,664
Cash and cash equivalents at January 1	351,110	202,446

Cash and cash equivalents at December 31	$630,644	$351,110

(1)	Discontinued operations relate to Lafarge Florida Inc. The sale was completed in August 2003.